Exhibit 99.1
LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Darrell Lowrance President and CEO (918) 437-6881	Berkman Associates (310) 277-5162 info@BerkmanAssociates.com
Lowrance Electronics Names Paul C. Murphy
Chief Financial Officer
          TULSA, Oklahoma — January 3, 2006 — Lowrance Electronics, Inc. (Nasdaq: LEIX), a leader in recreational SONAR and GPS innovations, today announced that Paul C. Murphy has been named Vice President of Finance and Chief Financial Officer, effective December 28, 2005. Murphy succeeds Douglas Townsdin, who left the Company to accept a partnership position with the Tulsa office of Grant Thornton LLP.
          Murphy, 61, was most recently Chief Operating Officer with the American Cancer Society, Kansas City, MO, where he was responsible for all operations of a $42 million four state Division of the Society, including finance and administrative support departments with 325 employees. From 1991 through 1999, he was Chief Operating Officer and Executive Vice President of NANCI Corporation, a $60 million Tulsa, Oklahoma based nutritional products and marketing company, where he was responsible for foreign and domestic financial and treasury operations. From 1989 to 1991, he was Vice President and Treasurer of Tulsa based Memorex Telex Corporation, a $1.2 billion computer manufacturer, sales and services company, where he also served, from 1986 to 1989, as Memorex Telex’s Vice President of Finance. Prior to this, he was Vice President of Finance from 1974 to 1986 at Lummus Crest, a $95 million Tulsa, Oklahoma based petroleum engineering, design and construction management company.
          Murphy received his B.S. degree in accounting from the University of Tulsa in 1968 and became a CPA in 1971.
About Lowrance Electronics
          Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance AutomotiveTM” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.
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